Exhibit 4.1

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of April 1, 2020, by and among ALX Oncology Holdings, Inc., a Delaware corporation (the “Company”), ALX Oncology Limited, a private Irish company limited by shares (the “ALX”) and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”.

RECITALS

WHEREAS, ALX and certain of the Investors have previously entered into an Investors’ Rights Agreement dated as of May 8, 2015, which was amended and restated on May 16, 2019 and February 6, 2020 (as amended and restated, the “Prior Agreement”);

WHEREAS, ALX is effectuating a reorganization through which the shareholders of ALX (including the Investors) would cease to be shareholders of ALX and become shareholders of the Company (the “Reorganization”); and

WHEREAS, as part of the Reorganization, the parties desire to amend and restate the Prior Agreement in order to provide the Investors with the rights and obligations that are substantially equivalent to the rights and obligations held by such Investors immediately prior to the Reorganization under the Prior Agreement.

NOW, THEREFORE, the Company, ALX and the Investors hereby agree that the Prior Agreement shall be amended and restated in its entirety by this Agreement, and the parties to this Agreement further agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2 “Board of Directors” means the board of directors of the Company.

1.3 “Common Stock” means the Company’s common stock, par value $0.001 per share.

1.4 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law or laws of any jurisdiction, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.5 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.6 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.7 “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a share option, share purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered are the Common Stock issuable upon conversion of debt securities that are also being registered.

1.8 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.9 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.10 “GAAP” means generally accepted accounting principles in the United States.

1.11 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.12 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.13 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.14 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act or comparable foreign securities laws applicable to an underwritten registration of securities on the NASDAQ Stock Market, the New York Stock Exchange or London Stock Exchange.

1.15 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.16 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.17 “Preferred Directors” means the Series A Directors, the Series B Directors and Series C Directors.

1.18 “Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

1.19 “Qualified IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act or pursuant to a corresponding securities issuance application process in any non-U.S. jurisdiction, covering the offer and sale of the Common Stock for the account of the Company in which the proceeds to the Company (net of the underwriting discount and commissions and offering expenses) are in excess of $50,000,000 in the aggregate and the Common Stock are listed for trading on the London Stock Exchange, the New York Stock Exchange or the NASDAQ Stock Market.

1.20 “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; and (iv) with respect to clause (y) of Subsection 2.1(a), clause (ii) of Subsection 2.1(b) and Subsection 2.2, the Common Stock held by Stanford that are not issuable or issued upon conversion of Preferred Stock; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement.

1.21 “Registrable Securities then outstanding” means the number of shares determined by adding the number of issued Common Stock that are Registrable Securities and the number of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.22 “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.12(b) hereof.

1.23 “SEC” means the Securities and Exchange Commission.

1.24 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.25 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.26 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.27 “Selling Expenses” means all underwriting discounts, selling commissions, and share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

1.28 “Series A Director” means any director of the Company appointed to the Board of Directors pursuant to Section 1.2(a) or 1.2(b) of the Voting Agreement.

1.29 “Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.001 per share.

1.30 “Series B Director” means any director of the Company appointed to the Board of Directors pursuant to Section 1.2(a) or 1.2(b) of the Voting Agreement.

1.31 “Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.001 per share.

1.32 “Series C Director” means any director of the Company appointed to the Board of Directors pursuant to Section 1.2(c) or 1.2(d) of the Voting Agreement.

1.33 “Series C Preferred Stock” means the Company’s Series C Preferred Stock, par value $0.001 per share.

1.34 “Stanford” means The President and Trustees of Leland Stanford Junior University.

1.35 “Stanford License” shall mean the Exclusive (Equity) Agreement, dated March 24, 2015, by and among Alexo Therapeutics International, a Cayman Islands exempted company, Stanford University and Howard Hughes Medical Institute.

1.36 “Voting Agreement” means the Amended and Restated Voting Agreement among the Company, ALX, the Investors and certain other shareholders of the Company, dated as of the date hereof.

2. Registration Rights. If the Company closes an IPO in the United States, the provisions of this Section 2 shall apply with respect to the registration rights held by the Holders. If the Company closes an IPO in a country other than the United States then prior to the closing of such IPO, the Company and the Holders shall enter into an amendment of Section 2 of this Agreement to bring the provisions of this Section 2 into conformity with the applicable laws and market practice for registration rights in the applicable country. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of fifty percent (50%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least forty percent (40%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $15 million dollars ($15,000,000), then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.2.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least ten percent (10%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to issued Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $1 million dollars ($1,000,000), then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.2.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its shareholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other shareholder during such one hundred twenty (120) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a): (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d) provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Subsection 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Subsection 2.1(d).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for shareholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.2, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall, subject always to compliance with applicable law, be borne by the Company in accordance with Subsection 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Initiating Holders, subject only to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.2, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting provided, further that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced below 25% of the total offering by the underwriters.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below twenty-five percent

(25%) of the total number of securities included in such offering, unless such offering is the Qualified IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other shareholder’s securities are included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, shareholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”), shall, subject always to compliance with applicable law, be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and shareholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included; or (ii) that allows such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder.

2.11 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of its Common Stock or any other equity securities and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all shareholders individually owning more than one percent (1%) of the Company’s issued Common Stock (after giving effect to conversion into Common Stock of all issued Preferred Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company shareholders subject to such agreements, based on the number of shares subject to such agreements.

2.12 Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each share certificate and entry in the register members of the Company representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any share split, share dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.

(c) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the

Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(a) the closing of a Deemed Liquidation Event (as such term is defined in the Company’s Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”);

(b) such time as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and

(c) the fifth anniversary of the Qualified IPO.

3. Information Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Investor who holds at least 10,000,000 shares of Preferred Stock (a “Qualified Investor”):

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (i) an unaudited balance sheet as of the end of such year, (ii) unaudited statements of income and of cash flows for such year, and (iii) an unaudited statement of shareholders’ equity as of the end of such year;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company: (i) unaudited statements of income and cash flows for such fiscal quarter and for the current fiscal year to date; (ii) an unaudited balance sheet and a statement of shareholders’ equity as of the end of such fiscal quarter and for the current fiscal year to date, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP); and (iii) a comparison of the foregoing financial statements against the Budget (as defined below) and a current capitalization table for the Company;

(c) at such time as the Company delivers the financial statements required under Sections 3.1(a) and 3.1(b), a statement showing, as of the end of the period for such financial statement, the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Qualified Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(d) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(e) with respect to the financial statements called for in Subsection 3.1(a), Subsection 3.1(b) and Subsection 3.1(c), an instrument executed by the chief financial officer and chief executive officer of the Company certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in Subsection 3.1(b) and Subsection 3.1(d)) and fairly present the financial condition of the Company and its results of operation for the periods specified therein;

(f) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Qualified Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Subsection 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Qualified Investor, at such Qualified Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Qualified Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Termination of Information. The covenants set forth in Subsection 3.1 and Subsection 3.2 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act or (iii) upon the consummation of any voluntary or involuntary liquidations, dissolution or winding up of the Company or Deemed Liquidation Event (as defined in the Certificate of Incorporation), whichever event occurs first.

3.4 Confidentiality. Each Investor severally agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.4 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.4; (iii) to any existing or prospective Affiliate, partner, member, shareholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4. Rights to Future Share Issuances.

4.1 Right of First Offer.

(a) Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Investor. An Investor shall be entitled to apportion the right of first offer hereby granted to it, in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Investor (“Investor Beneficial Owners”).

(b) The Company shall give written notice (the “Offer Notice”) to each Investor, stating:

(i) its bona fide intention to offer such New Securities;

(ii) the number of such New Securities to be offered;

(iii) the price and terms, if any, upon which it proposes to offer such New Securities; and

(iv) such other documents and information as the Investors may reasonably request for the purpose of making an investment decision or verifying the number of shares it is entitled to purchase in such offering.

(c) By written notification to the Company within fifteen (15) days after the Offer Notice is given, each Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to its pro rata share of such New Securities. At the expiration of such fifteen (15) day period, the Company shall promptly notify each Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other holder’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, its pro rata share of the non-purchasing Investors’ portion. An Investor’s pro rata share, for purposes of this right of first offer, is equal to the ratio of (i) the number of shares of Common Stock (assuming full conversion of the Preferred Stock into Common Stock but excluding any Common Stock issuable upon exercise or conversion of Derivative Securities (other than Preferred Stock)) owned by such Investor immediately prior to the issuance of New Securities to (ii) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Preferred Stock into Common Stock but excluding any Common Stock issuable upon exercise or conversion of Derivative Securities (other than Preferred Stock)). The closing of any sale pursuant to this Subsection 4.1(c) shall occur within ninety (90) days of the date that the Offer Notice is given.

(d) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(c), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.1(c), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Subsection 4.1.

(e) The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as such term is defined in the Certificate of Incorporation); and (ii) the issuance of Common Stock and Preferred Stock in the Reorganization pursuant to that certain Stock Purchase Agreement dated as of the date hereof.

(f) The right of first offer set forth in this Subsection 4.1 shall terminate with respect to any Investor who fails to purchase in an offering of New Securities subject to this Subsection 4.1 at least twenty-five percent (25%) of such holder’s pro rata amount of the New Securities allocated (or, if less than such holder’s pro rata amount is offered by the Company, such lesser amount so offered) to such holder pursuant to this Subsection 4.1. Following any such termination, such Investor shall no longer be deemed an Investor for any purpose of this Subsection 4.1.

4.2 Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect: (i) immediately prior to the consummation of the IPO; (ii) upon the conversion of all Preferred Stock into Common Stock; or (iii) upon the consummation of any voluntary or involuntary liquidations, dissolution or winding up of the Company or Deemed Liquidation Event (as defined in the Certificate of Incorporation); provided that for the purpose of subpart (iii) if the Company, together with its Affiliates, has annual worldwide gross sales of prescription pharmaceutical products of at least one billion dollars ($1,000,000,000) as reported on their most recent financial statements, such Deemed Liquidation Event must include the part of the Company’s business that exercises all rights granted under the Stanford License.

5. Additional Covenants.

5.1 Insurance. The Company will purchase, within ninety (90) days of the date hereof, and maintain in full force and effect from financially sound and reputable insurers (a) key-man life insurance upon the life of the Company’s CEO in the amount of $1,000,000 with the Company named as beneficiary thereunder, and (b) director and officers liability insurance with coverage limits that are customary for similarly situated companies and upon terms acceptable to the Board of Directors, including a majority of the Preferred Directors. The Company shall not discontinue such insurance policies without the approval of the Board of Directors, including the approval of a majority of the Preferred Directors.

5.2 Employee Agreements. The Company will cause each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted share agreement between the Company and any employee, without the consent of a majority of the Preferred Directors.

5.3 Employee Shares. Unless otherwise approved by the Board of Directors, including a majority of the Preferred Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted share or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Subsection 2.11. In addition, unless otherwise approved by the Board of Directors, including a majority of the Preferred Directors, the Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at par value upon termination of employment of a holder of restricted shares.

5.4 Matters Requiring Preferred Director Approval. So long as the holders of Preferred Stock are entitled to designate at least one Preferred Director pursuant to the Voting Agreement, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the affirmative vote of the majority of the Preferred Directors:

(a) authorize, create, incur any obligation to issue or issue any shares of any class or series of stock of the Company;

(b) effect a liquidation of the Company or effect a Deemed Liquidation Event;

(c) issue Common Stock or increase the authorized number of Common Stock, including for the purposes of (i) issuing shares upon exercise of outstanding options to purchase Common Stock or warrants for the purchase of Common Stock; (ii) issuing shares upon the conversion of Preferred Stock; or (iii) issuing shares in connection with a share split, share dividend or other recapitalization;

(d) (A) pay or declare any dividends or other distributions on the Common Stock or redeem or repurchase (other than pursuant to clause (B)) any shares of the Company’s capital stock or options to purchase capital stock, including payment of dividends on Preferred Stock, or (B) the repurchase of capital stock from employees of the Company upon a termination of employment pursuant to agreements to repurchase such capital stock;

(e) amend, terminate or waive any provision of the Certificate of Incorporation;

(f) make any changes or additions to the Board of Directors other than changes to the Preferred Directors, which changes shall be solely the right of the appointer of such Preferred Director;

(g) make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(h) make, or permit any subsidiary to make, any loan or advance to any person, including, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of the existing stock option plan or any new equity incentive plan approved by the Board of Directors;

(i) guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(j) make any investment inconsistent with any investment policy approved by the Board of Directors;

(k) incur any aggregate indebtedness in excess of $500,000 that is not already included in a Board of Directors-approved budget or is incurred in the ordinary course of business;

(l) enter into or be a party to any transaction with any director, officer or employee of the Company or any subsidiary or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person, except for transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board of Directors (including a majority of the Preferred Directors);

(m) hire, fire, or change the compensation of any executive officer of the Company, including approving any option grants;

(n) change the principal line of business of the Company or any subsidiary;

(o) sell, assign, license, pledge or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business; or

(p) enter into any corporate strategic relationship involving the payment contribution or assignment by the Company (or any subsidiary) or to the Company (or any subsidiary) of assets greater than $500,000.

5.5 Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, including the vote of a majority of the Preferred Directors, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with (i) attending meetings of the Board of Directors (or committees thereof) (ii) attending other functions on behalf of the Company, or (iii) the performance of their duties as directors.

5.6 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Certificate of Incorporation, or elsewhere, as the case may be.

5.7 Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that the Company (pursuant to and in accordance with its Certificate of Incorporation and any indemnification agreement entered into between the Company and the Fund Director) and its subsidiary ALX Oncology Inc. (“AOI”) (pursuant to and in accordance with any indemnification agreement entered into between AOI and the Fund Director) are the indemnitors of first resort (i.e., their obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that the Company and/or AOI (in each case, to the extent permitted by law) shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required or permitted by the Certificate of Incorporation (or any agreement between the Company, AOI or any other subsidiary of the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and (c) that the Company and AOI irrevocably waive, relinquish and release the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company and AOI further agree that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company and/or AOI shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company and/or AOI.

5.8 Expenses of Counsel. In the event of a transaction which is a Deemed Liquidation Event (as defined in the Certificate of Incorporation), the reasonable fees and disbursements, not to exceed $50,000, of one counsel for the Investors (“Investor Counsel”), in their capacities as shareholders, shall be borne and paid by the Company. At the outset of considering a transaction which, if consummated would constitute a Deemed Liquidation Event, the Company shall obtain the ability to share with the Investor Counsel (and such counsel’s clients) and shall share the confidential information (including, without limitation, the initial and all subsequent drafts of memoranda of understanding, letters of intent and other transaction documents and related noncompete, employment, consulting and other compensation agreements and plans) pertaining to and memorializing any of the transactions which, individually or when aggregated with others would constitute the Deemed Liquidation Event. The Company shall be obligated to share (and cause the Company’s counsel and investment bankers to share) such materials when distributed to the Company’s executives and/or any one or more of the other parties to such transaction(s). In the event that Investor Counsel deems it appropriate, in its reasonable discretion, to enter into a joint defense agreement or other arrangement to enhance the ability of the parties to protect their communications and other reviewed materials under the attorney client privilege, the Company shall, and shall direct its counsel to, execute and deliver to Investor Counsel and its clients such an agreement in form and substance reasonably acceptable to Investor Counsel. In the event that one or more of the other party or parties to such transactions require the clients of Investor Counsel to enter into a confidentiality agreement and/or joint defense agreement in order to receive such information, then the Company shall share whatever information can be shared without entry into such agreement and shall, at the same time, in good faith work expeditiously to enable Investor Counsel and its clients to negotiate and enter into the appropriate agreement(s) without undue burden to the clients of Investor Counsel.

5.9 Foreign Corrupt Practices Act. None of the Company and any of its directors, officers, employees or, to the Company’s knowledge, agents of the Company acting on its behalf, has (a) directly or indirectly given, agreed, offered or promised to give any illegal gift, contribution, payment, bribe, kickback or similar benefit to any supplier, customer, governmental official or employee, political party, candidate for public office or other person or entity who was, is or may be in a position to help or hinder the Company, or has made or agreed to make an illegal contribution, or to reimburse any illegal political gift or contribution made by any other person or entity, to any candidate for federal, state, local or foreign public office or to a political party, or (b) established or maintained any unrecorded fund or asset or made any false, incomplete or misleading entries on any books or records for any purpose in any case, which could have resulted in a violation or liability pursuant to the U.S. Foreign Corrupt Practices Act or any other anti-corruption laws in any jurisdiction.

5.10 Termination of Covenants. The covenants set forth in this Section 5, except for Subsections 5.6, 5.7 and 5.8, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or (ii) upon a Deemed Liquidation Event, whichever event occurs first.

6. Miscellaneous.

6.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least a majority of the Registrable Securities held by the Holder immediately prior to such transfer (subject to appropriate adjustment for share splits, share dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11. For the purposes of determining the number of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or shareholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

6.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5.

6.6 Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of at least two-thirds (2/3rds) of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Subsection 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.12(c) shall be deemed to be a waiver); provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party; and provided further, Subsection 1.20(iv) may not be amended or waived without the written consent of Stanford. Notwithstanding the foregoing, this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). Any amendment, modification, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Shares. All Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties, including without limitation the Prior Agreement, is expressly canceled.

6.10 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of California and to the jurisdiction of the United States District Court for the Northern District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of California or the United States District Court for the Northern

District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Northern District of California or any court of the State of California having subject matter jurisdiction.

6.11 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.12 Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

6.13 Conflicts. If there is any conflict between the provisions of this Agreement and any provision of the Certificate of Incorporation, as may be amended from time to time, the parties hereto shall use their reasonable best efforts to resolve such conflict so that the provisions of this Agreement shall apply to the maximum extent possible, including (without limitation) by amendment of such conflicting documents, as shall be necessary to carry out the provisions of this Agreement; provided that in all such cases the terms and provisions of this Agreement shall control.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

ALX ONCOLOGY HOLDINGS INC.

By:	/s/ Jaume Pons
Jaume Pons
Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

ALX:

ALX ONCOLOGY LIMITED

By:	/s/ Jaume Pons
Jaume Pons
Director

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

ALEXANDRIA VENTURE INVESTMENTS, LLC
By: Alexandria Real Estate Equities, Inc., its managing member

By:	/s/ Aaron Jacobson
Name:	Aaron Jacobson
Title:	SVP – Venture Counsel

BIOTECHNOLOGY VALUE FUND, L.P.

By:	/s/ Mark Lampert
Name:	Mark Lampert
Title:	Chief Executive Officer of BVF I GP LLC, itself General Partner of Biotechnology Value Fund, L.P.

BIOTECHNOLOGY VALUE FUND II, L.P.

By:	/s/ Mark Lampert
Name:	Mark Lampert
Title:	Chief Executive Officer of BVF II GP LLC, itself General Partner of Biotechnology Value Fund II, L.P.

BIOTECHNOLOGY VALUE TRADING FUND OS, L.P.

By:	/s/ Mark Lampert
Name:	Mark Lampert
Title:	President of BVF Inc., General Partner of BVF Partners L.P., itself sole member of BVF Partners OS Ltd., itself GP of Biotechnology Value Trading Fund OS, L.P.

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

MSI BVF SPV LLC

By:	/s/ Mark Lampert
Name:	Mark Lampert
Title:	President of BVF Inc., General Partner of BVF Partners L.P., itself attorney-in-fact for MSI BVF SPV, L.L.C

CORMORANT PRIVATE HEALTHCARE FUND II, LP
By:	Cormorant Private Healthcare GP II, LLC

By:	/s/ Bihua Chen
Bihua Chen, Managing Member

CORMORANT GLOBAL HEALTHCARE MASTER FUND, LP
By:	Cormorant Global Healthcare GP, LLC

By:	/s/ Bihua Chen
Bihua Chen, Managing Member

CRMA SPV, LP
By:	Cormorant Asset Management, LP

By:	/s/ Bihua Chen
Bihua Chen, Chief Executive Officer and Managing Member

FORESITE CAPITAL FUND IV, L.P.

By:	Foresite Capital Management IV, LLC its General Partner

By:	/s/ Dennis Ryan
Dennis Ryan, Chief Financial Officer

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

EMALDI CORPORATION

By:	/s/ Corey Goodman
Name:	Corey Goodman
Title:	Director

GOODMAN BARINAGA TRUST

By:	/s/ Corey Goodman
Name:	Corey Goodman
Title:	Trustee

HBM Healthcare Investments (Cayman) Ltd.

By:	/s/ Jean-Marc Lesieur
Name:	Jean-Marc Lesieur
Title:	Managing Director

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

JANUS HENDERSON GLOBAL LIFE SCIENCES FUND
BY: JANUS CAPITAL MANAGEMENT, LLC, ITS ADVISOR

By:	/s/ Andrew Acker
Name:	Andrew Acker
Title:	Portfolio Manager and Authorized Signatory

JANUS HENDERSON CAPITAL FUNDS PLC ON BEHALF OF ITS SERIES
JANUS HENDERSON GLOBAL LIFE SCIENCES FUND
BY: JANUS CAPITAL MANAGEMENT, LLC, ITS ADVISOR

By:	/s/ Andrew Acker
Name:	Andrew Acker
Title:	Portfolio Manager and Authorized Signatory

JANUS HENDERSON HORIZON FUND – BIOTECHNOLOGY FUND
BY: JANUS CAPITAL MANAGEMENT, LLC, ITS ADVISOR

By:	/s/ Andrew Acker
Name:	Andrew Acker
Title:	Portfolio Manager and Authorized Signatory

JANUS HENDERSON BIOTECH INNOVATION MASTER FUND LIMITED
BY: JANUS CAPITAL MANAGEMENT, LLC, ITS ADVISOR

By:	/s/ Andrew Acker
Name:	Andrew Acker
Title:	Portfolio Manager and Authorized Signatory

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

JAUME PONS

/s/ Jaume Pons

JOAQUIM TRIAS REVOCABLE TRUST DTD 08/26/05

By:	/s/ Joaquim Trias
Name:	Joaquim Trias
Title:	Trustee

KWAUK AND WAN FAMILY TRUST

By:	/s/ Hong Wan
Name:	Hong Wan
Title:	Trustee

LOGOS OPPORTUNITIES FUND I, L.P.

By:	Logos Opportunities GP, LLC its General Partner

By:	/s/ Graham Walmsley
Graham Walmsley, Manager

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

LIGHTSTONE VENTURES, LP

By: its general partner LSV Associates, LLC.

By:	/s/ Jason Lettmann
Jason Lettmann
General Partner

LIGHTSTONE VENTURES (A), LP

By: its general partner LSV Associates, LLC.

By:	/s/ Jason Lettmann
Jason Lettmann
General Partner

LIGHTSTONE VENTURES II, LP

By: its general partner LSV Associates II, LLC

By:	/s/ Jason Lettmann
Jason Lettmann
General Partner

LIGHTSTONE VENTURES II (A), LP

By: its general partner LSV Associates II, LLC

By:	/s/ Jason Lettmann
Jason Lettmann
General Partner

JASON LETTMANN

/s/ Jason Lettmann

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

LONGEVITY FUNDS 2 LLC for
LONGEVITY FUND 2 LP

By:	/s/ Laura Deming
Name:	Laura Deming
Title:	Partner

LONGEVITY FUNDS LLC for
LONGEVITY FUND 1 LP

By:	/s/Laura Deming
Name:	Laura Deming
Title:	Partner

MICHAEL CHANG

/s/ Michael Chang

PAUL AND DEBRA JENSEN LIVING TRUST

By:	/s/ Paul Jensen
Name:	Paul Jensen
Title:	Trustee

R. RANDOLPH SCOTT

/s/ R. Randolph Scott

RICH HEYMAN

/s/ Rich Heyman

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

ROBERT ADELMAN

/s/ Robert Adelman

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (PVF)

By:	/s/ Sabrina Liang

Sabrina Liang, Authorized Signatory on behalf of The Board of Trustees of the Leland Stanford Junior University (PVF) & The Board of Trustees of the Leland Stanford Junior University

TRESSA NOEHREN

/s/ Tressa Noehren

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

VENBIO GLOBAL STRATEGIC FUND, L.P.
By: venBio Global Strategic GP, L.P., its general partner
By: venBio Global Strategic GP, Ltd., its general partner

By:	/s/ Corey Goodman
Corey Goodman
Director

VENBIO GLOBAL STRATEGIC FUND II, L.P.
By: venBio Global Strategic GP II, L.P., its general partner
By: venBio Global Strategic GP II, Ltd., its general partner

By:	/s/ Corey Goodman
Corey Goodman
Director

VIVO CAPITAL FUND IX, L.P.
By: Vivo Capital IX, LLC, General Partner

By:	/s/ Albert Cha
Name: Albert Cha
Title: Managing Member

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SCHEDULE A

Investors

Alexandria Venture Investments, LLC
Biotechnology Value Fund, L.P.
Biotechnology Value Fund II, L.P.
Biotechnology Value Fund Trading Fund OS, L.P.
MSI BVF SPV LLC
Goodman Barinaga Trust (Corey Goodman, Trustee)
Cormorant Private Healthcare Fund II, L.P.
Cormorant Global Healthcare Master Fund L.P.
CRMA SPV, L.P.
Foresite Capital Fund IV, L.P.
Emaldi Corporation
HBM Healthcare Investments (Cayman) Ltd
Janus Henderson Global Life Sciences Fund
Janus Henderson Capital Funds plc—Janus Henderson Global Life Sciences Fund
Janus Henderson Horizon Fund—Biotechnology Fund
Janus Henderson Biotech Innovation Master Fund Limited
Jason Lettmann
Jaume Pons
Joaquim Trias Revocable Trust dtd 08/26/05 (Joaquim Trias, Trustee)
Kwauk and Wan Family Trust (Hong Wan, Trustee)
Lightstone Ventures (A), L.P.
Lightstone Ventures, L.P.
Lightstone Ventures II (A), L.P.
Lightstone Ventures II, L.P.
Logos Opportunities Fund I, L.P.
Longevity Fund 1 L.P.
Longevity Fund 2 L.P.
Michael Chang
Paul and Debra Jensen Living Trust (Paul Jensen, Trustee)
R. Randolph Scott
Rich Heyman
Robert Adelman
The Board of Trustees of the Leland Stanford Junior University (PVF)
Tressa Noehren
VenBio Global Strategic Fund, L.P.
VenBio Global Strategic Fund II, L.P.
Vivo Capital Fund IX, L.P.